UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2017

LIBERTY PROPERTY TRUST

LIBERTY PROPERTY LIMITED PARTNERSHIP

(Exact name of registrant specified in its charter)

Maryland Pennsylvania	1-13130 1-13132	23-7768996 23-2766549
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Chesterfield Parkway Malvern, PA	19355
(Address of principal executive offices)	(Zip Code)

Registrants’ telephone, including area code: (610) 648-1700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01                                           Entry Into a Material Definitive Agreement.

On October 20, 2017, Liberty Property Trust (the “Company”) and Liberty Property Limited Partnership (the “Borrower”) entered into a Fifth Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A. as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, PNC Bank National Association, U.S. Bank National Association and Wells Fargo Bank National Association, as Documentation Agents, Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., PNC Capital Markets LLC, U.S. Bank National Association and Wells Fargo Securities, LLC, as Joint Lead Arrangers, Merrill Lynch, Pierce, Fenner & Smith Incorporated and JPMorgan Chase Bank, N.A., as Joint Bookrunners, and the lenders party thereto, to obtain extensions of credit and commitments for a revolving credit facility aggregating up to $800 million outstanding at any one time and a delayed draw term loan facility aggregating up to $100 million.  The amount of the revolving credit facility, together with the amount of additional term loans which may be requested by the Borrower after the delayed draw term loan period expires, may be increased upon request of the Borrower with the agreement of one or more of the lenders and/or new lenders up to $1.6 billion in the aggregate in accordance with the terms of the Credit Agreement. The Company is guarantor of the obligations of the Borrower under the Credit Agreement and other related loan documents.

The Credit Agreement amends and restates in its entirety the Fourth Amended and Restated Credit Agreement, dated as of March 26, 2014.  Such Agreement provided for the making of loans by the lenders named therein to the Borrower in an aggregate principal amount at any one time outstanding not to exceed $800 million, subject to increase to up to $1.2 billion as set forth therein.

Borrowings under the Credit Agreement will bear interest at either (a) the specified eurocurrency rate plus a margin specified in the Credit Agreement, (b) the specified base rate plus a margin specified in the Credit Agreement, or (c) the LIBOR daily floating rate  plus a margin specified in in the Credit Agreement.  The revolving credit facility also includes a competitive bid option for borrowings up to 50% of the total aggregate revolving loan commitments.  Subject to adjustment based upon the Borrower’s corporate credit ratings, the applicable margin for eurocurrency rate or LIBOR daily floating rate loans is currently 0.875% for revolving loans and currently 0.95% for delayed draw term loans.  The Credit Facility also contains an annual facility fee, the rate of which is currently 0.15% of the aggregate loan commitments.  Various closing fees were also paid.

The Borrower must repay all advances by October 20, 2021 or such earlier date on which the loans become due and payable pursuant to the terms of the Credit Agreement. The Borrower has the right to extend the maturity date for up to one additional year.

The Credit Agreement contains customary covenants. Certain financial covenants included in the Credit Agreement are summarized below (certain of the terms used below are defined in the Credit Agreement):

•                  the ratio of unsecured debt (net of certain amounts specified in the Credit Agreement) to value of all unencumbered properties may not exceed 60% (or, in certain circumstances, 65%);

•                  the ratio of total debt (net of certain amounts specified in the Credit Agreement) to total asset value may not exceed 60% (or, in certain circumstances, 65%);

•                  the ratio of secured debt (net of certain amounts specified in the Credit Agreement) to total asset value may not exceed 35% (or, in certain circumstances, 40%);

•                  the ratio of adjusted net operating income from all unencumbered properties to interest expenses on unsecured indebtedness may not be less than 1.75 to 1.0 for any applicable fiscal period; and

•                  adjusted EBITDA to fixed charges may not be less than 1.50 to 1.0 for any applicable fiscal period.

The Credit Agreement contains customary events of default. If an event of default occurs and is continuing, the Borrower might be required to repay all amounts outstanding under the Credit Agreement.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed above under Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY PROPERTY TRUST

	By:	/s/ Herman C. Fala
		Name:	Herman C. Fala
		Title:	Secretary and General Counsel

LIBERTY PROPERTY
LIMITED PARTNERSHIP

By: Liberty Property Trust, its sole General Partner

	By:	/s/ Herman C. Fala
		Name:	Herman C. Fala
		Title:	Secretary and General Counsel

Dated: October 24, 2017